Exhibit 23.02

RYDER SCOTT COMPANY
PETROLEUM CONSULTANTS	FAX (713) 651-0849

1100 LOUISIANA SUITE 3800 HOUSTON, TEXAS 77002-5218	TELEPHONE (713) 651-9191

February 12, 2010

HighMount Exploration & Production LLC

16945 Northchase Drive, Suite 1750

Houston , Texas 77060

Attention:	Mr. Timothy Parker
President & CEO

Gentlemen:

We hereby consent to the references to our firm and to its having reviewed the report of HighMount Exploration & Production LLC’s staff engineers with regard to HighMount Exploration & Production LLC’s estimated proved reserves of gas and oil at December 31, 2009 appearing in Loews Corp.’s Form 10-K for the year ended December 31, 2009 and in all current and future registration statements of Loews Corp. that incorporate by reference such Form 10-K.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Ryder Scott Company, nor any of its employees had, or now has, a substantial interest in Loews Corp. or any of its subsidiaries, including but not limited to HighMount Exploration & Production LLC, as a holder of its securities, promoter, underwriter, voting trustee, director, officer, or employee.

Very truly yours,

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.